Exhibit 3.6
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:
FIRST: That on March 21, 2017, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation and declaring its advisability. The proposed amendment is as follows:
RESOLVED, that the Corporation’s Amended and Restated Certificate of Incorporation be amended by deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 235,000,000, which is divided into 230,000,000 shares of Common Stock and; par value $0.001 per share, and 5,000,000 shares of Preferred Stock; par value $0.001 per share.”
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 13th day of June, 2017.

By:	/s/ Gregory P. Madison
Gregory P. Madison
Chief Executive Officer and Director